Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Lever Global Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rules 457(c) and 457(h)	6,000,000	$0.10	$600,000	.00011020	$66.12

	Total Offering Amounts							$66.12

	Total Fee Offsets							$—

	Net Fee Due							$66.12

(1)	This Registration Statement covers 6,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Lever Global Corporation (“Registrant”) available for issuance pursuant to awards under the Lever Global Corporation 2023 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers any additional shares of Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.
(2)	Since the Registrant’s common stock has not commenced to trade the registration fee has been estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the last option exercise price granted by the Board of Directors on July 23, 2023